Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-189896

Pricing Term Sheet

República Oriental del Uruguay

5.100% USD Bonds due 2050 (the “Bonds”)

Final Terms and Conditions
As of June 10, 2014

Issuer	República Oriental del Uruguay
Title	5.100% USD Bonds due 2050
Principal Amount	U.S.$2,000,000,000
Maturity Date	June 18, 2050
Pricing Date	June 10, 2014
Settlement Date	June 18, 2014 (T+6)
Public Offering Price	99.660% of the principal amount, plus accrued interest, if any, from June 18, 2014
Yield to Maturity	5.121%
Interest	5.100% per year, payable semi-annually in arrears in US dollars
Payments of Interest

Interest will be paid semi-annually in arrears on June 18 and December 18 of each year, commencing on December 18, 2014. Interest will be calculated on the basis of a 360-day year of twelve 30-day months.

Payments of Principal	Principal will be repaid in three nominally equal installments on June 18, 2048, June 18, 2049 and at maturity.
Denominations	$1.00 x $1.00

Distribution	SEC Registered
CUSIP / ISIN	760942BA9 / US760942B98
Governing Law	New York
Listing	Application will be made to admit the Bonds to the Luxembourg Stock Exchange and to have the Bonds admitted to trading on the Euro MTF Market of the Luxembourg Stock Exchange.
Joint Bookrunners	HSBC Securities (USA) Inc. J.P. Morgan Securities LLC

The following additional information of Uruguay and regarding the securities is available from the SEC’s website and also accompanies this free-writing prospectus:

http://www.sec.gov/Archives/edgar/data/102385/000090342314000360/roa424b3_0609.htm
http://www.sec.gov/Archives/edgar/data/102385/000090342314000359/rou-18k_0609.htm
http://www.sec.gov/Archives/edgar/data/102385/000090342313000412/repofur-sb_0710.htm
http://www.sec.gov/Archives/edgar/data/102385/000090342313000434/repofur-sb_0729.htm
http://www.sec.gov/Archives/edgar/data/102385/000090342314000361/repofuruguay-fwp_0609.htm

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus or any prospectus supplement for this offering if you request it by calling HSBC Securities (USA) Inc. at 866-811-8049 or J.P. Morgan Securities LLC at 1-866-846-2874.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AFTER THIS MESSAGE ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.